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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement              [ ]    CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                                     (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                           KENDLE INTERNATIONAL INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                                  Kendle Logo

                           KENDLE INTERNATIONAL INC.
                                1200 CAREW TOWER
                                441 VINE STREET
                             CINCINNATI, OHIO 45202

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 17, 2000

TO THE SHAREHOLDERS OF KENDLE INTERNATIONAL INC.:

     The annual meeting of shareholders of Kendle International Inc. will be held on Wednesday, May 17, 2000 at 9:30 a.m., Eastern Time, at the Rookwood Room at the Omni Netherlands Plaza Hotel, 35 West Fifth Street, Cincinnati, Ohio, for the following purposes:

     1. To elect six directors to hold office for the ensuing year or until their respective successors are elected and qualified;

     2. To amend the Company's 1997 Stock Option and Stock Incentive Plan to increase the number of authorized shares of Common Stock;

     3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent public accountants for the Company for the year ending December 31, 2000; and

     4. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has designated the close of business on March 31, 2000 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the meeting or any adjournment thereof. Only shareholders of record of the Company's Common Stock at the close of business on that date will be entitled to vote.

     You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                          By Order of the Board of Directors,

                                          Candace Kendle
                                          Chairman of the Board and
                                          Chief Executive Officer

DATED: APRIL 12, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON (ALTHOUGH PRESENCE AT THE ANNUAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE REVOCATION OF THE PROXY).

                                  Kendle Logo

                           KENDLE INTERNATIONAL INC.
                                1200 CAREW TOWER
                                441 VINE STREET
                             CINCINNATI, OHIO 45202

                           -------------------------

                                PROXY STATEMENT
                           -------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                  INTRODUCTION

     The Board of Directors of Kendle International Inc. is requesting your proxy for use at the Annual Meeting of Shareholders on May 17, 2000, and at any adjournment thereof, pursuant to the foregoing Notice. This Proxy Statement and the accompanying proxy card are being mailed to shareholders with the Company's 1999 Annual Report on or about April 12, 2000.

                          VOTING AT THE ANNUAL MEETING

GENERAL

     Shareholders may vote in person or by proxy at the Annual Meeting. Proxies given may be revoked at any time prior to the Annual Meeting by filing with the Company either a written revocation or a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person. The vote required on all matters to be voted upon is a majority of shares actually voted. Abstentions and broker non-votes will have no effect on the election of directors and will be counted as a vote against amending the Company's 1997 Stock Option and Stock Incentive Plan and against the ratification of the appointment of PricewaterhouseCoopers LLP as the independent public accountants for the Company.

     As of March 31, 2000, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, Kendle had 11,500,651 shares of Common Stock outstanding. Each share is entitled to one vote. Only shareholders of record at the close of business on March 31, 2000 will be entitled to vote at the Annual Meeting.

                             PRINCIPAL SHAREHOLDERS

     The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding Common Stock as of February 29, 2000 or such other date as indicated in the footnotes below:

                                          AMOUNT AND NATURE OF
 NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP      PERCENT OF CLASS (1)
 ------------------------------------    -----------------------    --------------------
Candace Kendle (2).....................         1,333,168                   11.6%
  1200 Carew Tower
  441 Vine St.
  Cincinnati, OH 45202
Brown Capital Management, Inc. (3).....         1,229,300                  10.82%
  1201 N. Calvert St.
  Baltimore, MD 21202
Christopher C. Bergen (4)..............         1,024,124                    8.9%
  1200 Carew Tower
  441 Vine St.
  Cincinnati, OH 45202
Capital Group International, Inc. and
  Capital Guardian Trust Company (5)...           878,500                    7.7%
  11100 Santa Monica Blvd.
  Suite 1500
  Los Angeles, CA 90025
Kendle Stock Trust.....................           620,500                    5.4%
  1200 Carew Tower
  441 Vine St.
  Cincinnati, OH 45202

---------------

(1) Based on 11,497,731 shares of Common Stock outstanding. Shares of the Company's Common Stock which a beneficial owner has the right to acquire within 60 days of February 29, 2000 pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing percentage ownership of any other person.

(2) This total amount includes (i) 17,492 shares held directly by Hazel Kendle, mother of Dr. Kendle; and (ii) 940 shares as to which Dr. Kendle holds options exercisable within 60 days of February 29, 2000.

(3) This information is taken from the Schedule 13G, dated February 3, 2000, filed by Brown Capital Management, Inc. with the Securities and Exchange Commission, which disclosed that, as of December 31, 1999, Brown Capital Management, Inc. has sole voting power with respect to 1,118,500 shares, shared voting power with respect to 0 shares, and sole dispositive power with respect to 1,229,300 shares. Percentages listed are those disclosed in the referenced Schedules 13G and are not verified by the Company.

(4) This total amount includes 840 shares as to which Mr. Bergen holds options exercisable within 60 days of February 29, 2000.

(5) This information is taken from the Schedule 13G, dated February 10, 2000, filed by Capital Group International, Inc. with the Securities and Exchange Commission, which disclosed that, as of December 31, 1999, Capital Group International, Inc. has sole voting power with respect to 560,200 shares, shared voting power with respect to 0 shares, and sole dispositive power with respect to 878,500 shares. Percentages listed are those disclosed in the referenced Schedules 13G and are not verified by the Company.

                             ELECTION OF DIRECTORS

     The Board is nominating for re-election the following current directors, namely Candace Kendle, Philip E. Beekman, Christopher C. Bergen, Robert R. Buck, Timothy M. Mooney, and Charles A. Sanders.

     All directors elected at the Annual Meeting will be elected to hold office until the next Annual Meeting and until their successors are elected and qualified.

     Proxies will be voted in favor of election of the nominees named herein unless authority to vote is withheld.

     If any of the nominees should become unable to accept election or declines to serve, neither of which the Board anticipates, it is intended, in the absence of contrary direction, that the proxies will be voted for the balance of those named above and for substitute nominees as the Board may designate. The proxies will in no event be voted for a greater number of nominees than six. The six nominees receiving the highest number of votes will be elected.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT NOMINEES

     CANDACE KENDLE, PHARM. D., 53, co-founded the Company in 1981 and has served as Chief Executive Officer since its incorporation and has been Chairman of the Board since 1991. From 1979-1981, Dr. Kendle served as Clinical Associate Professor of Pediatrics at The University of Pennsylvania School of Medicine; Clinical Assistant Professor at Philadelphia College of Pharmacy and Sciences; and Director, Department of Pharmacy, The Children's Hospital of Philadelphia. From 1974-1978, Dr. Kendle served in a variety of positions at the University of North Carolina School of Pharmacy and School of Medicine. She has published more than 15 scientific articles. Dr. Kendle serves as a director of H. J. Heinz Company, a food products manufacturer, and is the wife of Christopher C. Bergen, President and Chief Operating Officer of the Company.

     PHILIP E. BEEKMAN, 68, was elected a director of the Company in January 1997. Mr. Beekman is the President of Owl Hollow Enterprises, a consulting and investment company. Prior to July 1994, Mr. Beekman served as Chairman of the Board and Chief Executive Officer of Hook-SupeRx, Inc. Mr. Beekman is a director of the National Association of Chain Drug Stores; General Chemical Group Inc., a supplier of soda ash and other chemicals; Linens 'N Things, a retail chain of home furnishings; the Ladies Professional Golf Association; the National Organization on Disability; Sunbeam Corporation, a designer, manufacturer and marketer of durable household and outdoor leisure products; and Procurenet Inc., a company engaged in procuring products via electronic and other media for other companies.

     CHRISTOPHER C. BERGEN, 49, co-founded the Company in 1981 and has served as President and Chief Operating Officer since 1981 and has served as a director of the Company since its incorporation. From 1977 through 1981, Mr. Bergen served in various capacities at The Children's Hospital of Philadelphia, most recently as Associate Vice President. Mr. Bergen serves as a director of Digineer, Inc., an internet healthcare consulting and development company, and is the husband of Candace Kendle, Chief Executive Officer of the Company.

     ROBERT R. BUCK, 52, was elected a director of the Company in December 1998. Mr. Buck joined Cintas Corporation, a manufacturer of corporate identity uniforms, in 1982 and currently serves as President of its Uniform Rental Division. Mr. Buck is also currently a member of the Dean's Advisory Council for the College of Business Administration at the University of Cincinnati, a trustee of the Fellowship of Christian Athletes and a director of Citizens for Community Values and the International Association of Manufacturing Sciences.

     TIMOTHY M. MOONEY, 52, joined the Company in May 1996, was elected to the Board of Directors in January 1997 and currently serves as Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Mooney was the Vice President, Chief Financial Officer and Treasurer of The Future Now, Inc., a computer reseller. From May 1988 to July 1994, Mr. Mooney served as Senior Vice President and Chief Financial Officer of Hook-SupeRx, Inc., a retail drugstore chain and was previously a partner with Coopers & Lybrand L.L.P. Mr. Mooney serves as a director of Winton Financial Corporation, a unitary savings and loan holding company.

     CHARLES A. SANDERS, M.D., 68, was elected a director of the Company in January 1997. From 1989 to 1994, Dr. Sanders was Chief Executive Officer of Glaxo Inc., and he served as Chairman of that company from 1992 to 1995. Prior to joining Glaxo Inc., Dr. Sanders spent eight years with Squibb Corp. where he held a number of senior positions including Vice Chairman. Previously, Dr. Sanders was general director of Massachusetts General

Hospital and Professor of Medicine at Harvard Medical School. He is currently a member of the Institute of Medicine of the National Academy of Sciences, a trustee of the University of North Carolina at Chapel Hill, chairman of Project HOPE and chairman of the Commonwealth Fund. Dr. Sanders serves as a director of StaffMark, Inc., a provider of diversified staffing services to businesses, healthcare providers and government agencies; Magainin Pharmaceuticals, Inc., Vertex Pharmaceuticals Incorporated, Pharmcopeia, Inc., Scios, Inc. and Trimeris, Inc., all biopharmaceutical companies engaged in the development of medicines for serious diseases; Biopure Corporation, a developer, manufacturer and marketer of oxygen therapeutics; and Genentech, Inc., a biotechnology company.

SECURITIES OWNERSHIP

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of February 29, 2000 by each director and named executive officer and by all directors and named executive officers as a group.

                                                       SHARES BENEFICIALLY
                                                            OWNED (1)
                                                       --------------------
              NAME OF BENEFICIAL OWNER                  NUMBER      PERCENT
              ------------------------                 ---------    -------
Philip E. Beekman....................................     39,932        *
Christopher C. Bergen (2)............................  1,024,124      8.9%
Robert R. Buck.......................................      7,415        *
Candace Kendle (2) (3)...............................  1,333,168     11.6%
Timothy M. Mooney....................................    142,774      1.2%
Charles A. Sanders...................................     21,858        *
Thomas E. Stilgenbauer...............................      3,490        *
All Directors and Named Executives as a group (7
  persons)...........................................  2,572,761     22.0%

---------------

 * Less than 1%

(1) Based on 11,497,731 shares of Common Stock outstanding. Includes shares of the Company's Common Stock which are exercisable by such individuals within 60 days of February 29, 2000. The following options are included in the totals: 16,000 shares of Common Stock for Mr. Beekman; 840 shares of Common Stock for Mr. Bergen; 6,000 shares of Common Stock for Mr. Buck; 940 shares of Common Stock for Dr. Kendle; 135,420 shares of Common Stock for Mr. Mooney; 16,000 shares of Common Stock for Dr. Sanders; and 2,040 shares of Common Stock for Mr. Stilgenbauer.

(2) Shares beneficially owned do not include 620,500 shares of the Company's Common Stock of which neither Dr. Kendle nor Mr. Bergen exercise voting or investment control. See Principal Shareholders.

(3) Includes 17,492 shares of Common Stock held directly by Hazel Kendle, mother of Dr. Kendle.

COMMITTEES OF THE BOARD OF DIRECTORS

     During 1999, the Board of Directors held seven meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and all committees on which the individual director served. There are two committees and one subcommittee of the Board of Directors which assist the Board in discharging its responsibilities. These committees, their members and functions are discussed below.

     There are two committees and one subcommittee of the Company's Board of
Directors: the Management Development and Compensation Committee, the Compensation Subcommittee and the Audit Committee. The Management Development and Compensation Committee met three times during 1999, and is currently composed of Mr. Beekman (Chairman), Mr. Buck, Dr. Kendle and Dr. Sanders and is responsible for monitoring the performance and succession of senior management, the review of the Company's compensation plans and the general review of the Company's employee compensation policies. The Compensation Subcommittee met three times during 1999, and is currently composed of Mr. Beekman (Chairman), Mr. Buck and Dr. Sanders and is responsible for the approval of remuneration arrangements for executive officers of the Company and for the administration of the Company's stock-related benefit plans. The Audit Committee, which met twice during 1999, is currently composed of Dr. Sanders (Chairman), Mr. Beekman, Mr. Bergen and Mr. Buck and is responsible for the engagement of independent auditors, the review of audit fees, the supervision of matters relating to audit functions, and the review of internal policies and procedures regarding audit, accounting and other financial controls.

     The Board of Directors does not have a nominating committee or executive committee.

COMPENSATION OF DIRECTORS

     Non-employee directors are paid $1,000 for each directors' meeting attended and $500 for each committee meeting attended. Such compensation for meetings is reduced by 50% if the director participates in the meeting by telephone. The foregoing compensation is paid quarterly, in arrears, in the form of Company Common Stock. Under the Company's 1997 Stock Option and Stock Incentive Plan, each non-employee director is granted a non-qualified option to purchase 5,000 shares of Common Stock on the date of their first election or appointment to the Board and an option for 1,000 shares of Common Stock upon each annual election as a director thereafter. The option price for all such options equals the fair market value of Common Stock on the grant date. Directors who are employees of the Company are not separately compensated for serving as directors.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation paid for the last three fiscal years to its Chief Executive Officer and the three other executive officers (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                             LONG-TERM
                                                            COMPENSATION
                                                               AWARDS
                                 ANNUAL COMPENSATION     ------------------
                               -----------------------       SECURITIES          ALL OTHER
          NAME AND                    SALARY    BONUS    UNDERLYING OPTIONS   COMPENSATION(1)
     PRINCIPAL POSITION        YEAR     ($)      ($)            (#)                 ($)
     ------------------        ----   -------   ------   ------------------   ---------------
Candace Kendle...............  1999   222,500        0            200                  0
Chairman of the Board          1998   193,750   58,000            200                  0
and Chief Executive Officer    1997   153,444   70,000          2,250                  0

Christopher C. Bergen........  1999   193,750        0            200             16,667
President and Chief            1998   171,250   40,250            200             12,934
Operating Officer              1997   145,944   56,000          2,000                  0

Timothy M. Mooney............  1999   170,000        0            200                  0
Executive Vice President       1998   151,866   32,550            200                  0
Chief Financial Officer        1997   134,671   42,000          1,650                  0
and Treasurer

Thomas E. Stilgenbauer (2)...  1999   150,230        0            200                  0
Executive Vice President -     1998    76,760    9,441         10,200                  0
Operations                     1997        --       --             --                 --

---------------

(1) Represents insurance premium payments

(2) Mr. Stilgenbauer joined Kendle in June, 1998. Prior to being elected Executive Vice President-Operations in 1999, Mr. Stilgenbauer was Senior Vice President-Organizational Development; prior thereto he was Vice President-Operations for The Loewen Group; and prior therto, he was the Senior Vice President-Operations of Hook-SupeRx, Inc.

STOCK OPTIONS

     The tables below provide certain information with respect to grants and exercises of stock options to the Named Executives pursuant to the Company's stock option plans during the year ended December 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL
                                                                                           REALIZABLE VALUE
                                                                                              AT ASSUMED
                                                                                             ANNUAL RATE
                                                                                            OF STOCK PRICE
                              NUMBER OF                                                      APPRECIATION
                              SECURITIES    PERCENT OF TOTAL                                  FOR OPTION
                              UNDERLYING       GRANTED TO                                     TERM(2)(3)
                               OPTIONS        EMPLOYEES IN      EXERCISE                   ----------------
                              GRANTED(1)      FISCAL YEAR         PRICE      EXPIRATION      5%       10%
            NAME                 (#)              (%)           ($/SHARE)       DATE        ($)       ($)
            ----              ----------    ----------------    ---------    ----------    ------    ------
Candace Kendle..............     200              0.05            10.53       09/01/09     1,324     3,356
Christopher C. Bergen.......     200              0.05            10.53       09/01/09     1,324     3,356
Timothy M. Mooney...........     200              0.05            10.53       09/01/09     1,324     3,356
Thomas E. Stilgenbauer......     200              0.05            10.53       09/01/09     1,324     3,356

---------------

(1) All options granted to the Named Executives are exercisable in five equal annual installments beginning one year after the date of grant.

(2) Potential realizable value is calculated from the exercise price of the options granted.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                NUMBER OF UNDERLYING         VALUE OF UNEXERCISED
                           NUMBER OF SECURITIES                UNEXERCISED SECURITIES        IN-THE-MONEY OPTIONS
                            UNDERLYING OPTIONS     VALUE              OPTIONS                  AT DECEMBER 31,
                                EXERCISED         REALIZED    AT DECEMBER 31, 1999(#)             1999($)(1)
          NAME                     (#)              ($)      EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
          ----             --------------------   --------   --------------------------   --------------------------
Candace Kendle...........           0                0             940          1,710              0          0
Christopher C. Bergen....           0                0             840          1,560              0          0
Timothy M. Mooney........           0                0         135,420          1,350      1,170,208          0
Thomas E. Stilgenbauer...           0                0           2,040          8,360              0          0

---------------

(1) Represents the number of shares optioned multiplied by the difference between $9.88, the fair market value of the Common Stock at December 31, 1999, and the exercise price for that option.

PROTECTIVE COMPENSATION AND BENEFIT AGREEMENTS

     The Company has entered into Protective Compensation and Benefit Agreements with certain employees, including the Named Executives of the Company. These agreements are subject to annual review by the Company's Board of Directors, expire on December 31, 2000, and will be automatically extended in one year increments unless cancelled by the Company. The agreements provide for specified benefits, including two years' compensation, in the event of a change in control as that term is defined in the agreements.

COMPENSATION SUBCOMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Subcommittee of the Management Development and Compensation Committee (the "Subcommittee") is composed of three directors, none of whom is an officer or employee of the Company or its subsidiaries. The Subcommittee is responsible for the establishment of policies governing, and for the implementation, administration and interpretation of, all aspects of executive officer compensation.

     The Company's executive compensation policy is designed to align executive compensation with the achievement of strategic business goals which promote the long-term financial growth of the Company. This strategy is designed to attract and retain the highest caliber executive officers, to maximize shareholder value, and to provide a compensation package that recognizes individual contributions as well as overall Company performance. The Subcommittee reviews the executive compensation program annually in relation to the Company's annual financial goals and performance.

     The key elements of the Company's 1999 executive compensation program consisted of base salary, the Performance Bonus Plan, and the 1997 Stock Option and Stock Incentive Plan. The compensation of Dr. Candace Kendle, Chief Executive Officer, consists of these same elements.

BASE SALARY

     At a meeting held on February 25, 1999, the Subcommittee set salaries for the Named Executives, effective April 1, 1999. In establishing these salaries, the Subcommittee reviewed recommendations of management against the pay practices of comparable companies and the Company's competitors. The Subcommittee considered corporate profitability, position responsibility levels and individual qualifications and performance. Dr. Kendle's salary was set on the same basis.

BONUSES

     Pursuant to the Company's 1999 Performance Bonus Plan (the "Bonus Plan"), performance-based annual incentive awards are paid to supervisory, management and executive officers on the basis of achievement of specified individual and Company financial results, such as revenue and earnings per share ("EPS") thresholds and targets. Awards under the Bonus Plan are paid in cash. The participants in the Bonus Plan, including the Named Executives, are assigned target awards, expressed as a percentage of base salary, that are payable if the applicable performance criteria are met. Participant's awards are determined on the basis of the Company's financial performance and an assessment of the participant's performance generally, including against the participant's stated objectives. Fifty percent of the bonus is based on corporate performance and 50 percent is based on achievement of individual personal objectives and overall performance. For 1999, target level bonus on corporate performance would be achieved when revenues were $120 million and EPS were $0.90. In 1999, the Company reported revenues of $117 million and EPS of $0.65. Based on these results, no bonus payments were made to any of the Named Executives, including Dr. Kendle.

STOCK OPTIONS

     Under the Company's 1997 Stock Option and Stock Incentive Plan (the "Plan"), the Subcommittee may grant stock options to the Company's employees, including executive officers. On August 27, 1999, the Subcommittee reviewed and approved stock option grants of 200 shares to each of the Company's employees, including grants to the Named Executives, with an exercise price equal to the fair market value of the Common Stock on the date of grant and become exercisable at a rate of 20% per year over five years beginning one year from the date of grant. This approach is designed to create shareholder value over the long term since the full benefit of the options cannot be realized until appreciation in the price of the Common Stock occurs. Dr. Kendle received the same option grant of 200 shares as every other employee receiving grants which is reflected on the Option Grants in Last Fiscal Year table on page 6 herein.

POLICY ON SECTION 162(m)

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company may not deduct more than $1 million in compensation paid to any one of its executive officers, unless the excess amount is performance-based compensation satisfying certain rules. The Company's Stock Option Plan is designed to qualify under the compensation requirements of this provision. Due to current salary levels and anticipated bonus targets, the Subcommittee believes that it is unlikely that application of Section 162(m) will prevent the Company from claiming a deduction for the amount of compensation paid to its named executives.

                            Submitted by the Compensation Subcommittee of the Board of Directors

                            Philip E. Beekman, Chairman
                            Robert R. Buck
                            Charles A. Sanders

CERTAIN TRANSACTIONS

     In 1999, the Company paid approximately $500,000 to a construction company owned by a relative of Dr. Kendle for construction and renovations at its principal executive offices. Such work is continuing. Management believes that payments to the construction company are on terms no less favorable than those that could have been negotiated with unaffiliated third parties.

     During 1999, Kendle paid approximately $96,000 for legal services to Keating, Muething & Klekamp, P.L.L., of which William J. Keating, Jr., trustee of the Kendle Stock Trust, is a partner.

COMPENSATION SUBCOMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Subcommittee for 1999 were Philip E. Beekman (Chairman), Robert R. Buck and Charles A. Sanders, none of whom is or was a current or former officer or employee of the Company or any of its subsidiaries. No Named Executives of the Company serves as a director or as a member of a committee of any company of which any of the Company's directors are executive officers.

                               PERFORMANCE GRAPH

     The following graph shows cumulative total shareholder returns for the period beginning August 22, 1997 and ending on December 31, 1999 with a published industry index or line-of-business index. The Company has selected the Nasdaq Stock Market (U.S.) Index and a composite peer group consisting of ClinTrials Research Inc., Parexel International, Pharmaceutical Product Development, Inc. and Quintiles Transnational Corp. The graph assumes that $100 was invested on August 22, 1997 in Kendle International Inc. stock and in the index and peer group on August 22, 1997. The graph further assumes the reinvestment of all dividends.

[PERFORMANCE GRAPH]

                                                         KENDLE                                               NASDAQ STOCK
                                                    INTERNATIONAL INC              PEER GROUP                 MARKET (U.S.)
                                                    -----------------              ----------                 -------------
8/22/97                                                  100.00                      100.00                      100.00
12/97                                                    119.64                       93.10                       98.62
12/98                                                    166.96                      118.39                      138.97
12/99                                                     70.54                       44.96                      251.07

APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1997 STOCK OPTION AND STOCK INCENTIVE PLAN

     The Company's 1997 Stock Option and Stock Incentive Plan (the "Plan") allows the grant of incentive stock options or non-qualified stock options to acquire shares of the Company's Common Stock, alone or with stock appreciation rights, restricted stock awards and unrestricted stock awards and performance awards. Currently 1,000,000 shares of Common Stock are reserved for issuance under the Plan. On February 24, 2000, the Board of Directors approved an increase in the number of shares reserved for issuance to 3,000,000 shares subject to the approval of the Company's shareholders. As of February 29, 2000, non-qualified options to purchase 631,940 shares of Common Stock under the Plan were issued and outstanding and incentive stock options to purchase 209,340 shares were issued and outstanding.

     The Plan is administered by the Compensation Subcommittee of the Board of Directors (the "Subcommittee") consisting exclusively of non-employee Directors. The Subcommittee selects employee and advisor participants and determines the terms and conditions and types of options and stock appreciation rights ("SARs"), including number of shares, exercisability, and price. The Plan contains no predetermined performance measures or other criteria for determining the number of options to be granted to participants. The Subcommittee also fixes the terms and restrictions on the offer and sale of restricted shares. The Subcommittee also may make awards of unrestricted Common Stock to key eligible employees and advisors. The Subcommittee may also grant performance awards to eligible employees and advisors and determines the terms and conditions, including the number of shares, the duration of the performance period, and the conditions under which a participant's performance award will vest.

INCENTIVE STOCK OPTIONS ("ISOs")

     The Subcommittee may grant ISOs to employees under the Plan. The option price of an ISO may not be less than 100% of the fair market value of the Common Stock at the time the ISO is granted (or less than 110% in the case of 10% shareholders of the Company). ISOs and Tandem SARs must be exercised within ten years of the date of grant (or five years in the case of 10% shareholders of the Company) or such shorter period as specified by the Subcommittee. Upon termination of the optionee's employment (or business relationship), the period of time during which an ISO or Tandem SAR remains exercisable may not exceed 90 calendar days after termination of employment or business relationship, or one year in the case of termination as a result of death, disability or retirement. The aggregate fair market value of the shares of Common Stock with respect to which an ISO is first exercisable during any calendar year may not exceed $100,000.

NONQUALIFIED STOCK OPTIONS ("NQSOs")

     The Subcommittee may also grant NQSOs to eligible participants under the Plan. The option price of a NQSO may not be less than 95% of the fair market value at the time of grant. NQSOs and any related SARs granted under the Plan must be exercised within ten years of the date of grant or such shorter period as specified by the Subcommittee. Upon termination of the optionee's employment (or business relationship), the period of time during which a NQSO or Tandem SAR remains exercisable may not exceed 90 calendar days after termination of employment or business relationship, or one year in the case of termination as a result of death, disability or retirement.

STOCK APPRECIATION RIGHTS ("SARs")

     The Subcommittee may grant SARs to eligible participants under the Plan, either in connection with an ISO or a NQSO ("Tandem SAR") or independent of any related stock option. Any Tandem SAR granted under the Plan will be subject to the same terms and conditions as the related stock option, and will be exercisable only to the extent the stock option is exercisable. If the related stock option terminates, the SAR will also terminate. The exercise of a Tandem SAR will result automatically in the surrender of the applicable portion of the related stock option.

AWARD OF OPTIONS TO NON-EMPLOYEE DIRECTORS

     The Plan provides that the Company shall grant NQSOs to non-employee directors to purchase 5,000 shares upon becoming a non-employee director, and shall grant NQSOs to purchase 1,000 shares upon each annual election as a director. The NQSOs must be exercised within 10 years from the date of grant and the option price shall be the fair market value at the time of grant.

RESTRICTED AND UNRESTRICTED STOCK AWARDS

     The Subcommittee may grant restricted stock awards to eligible employees or advisors under the Plan. A restricted stock award is an award of shares of Common Stock that the holder may not sell, transfer, pledge or assign, and that may be subject to such other restrictions as the Committee, in its sole discretion, may impose. In addition to determining the applicable restrictions on restricted stock, which may include service or performance restrictions, the Subcommittee may also determine the purchase price, if any, to be paid for such restricted stock. Unless otherwise determined by the Subcommittee at the time of grant, participants receiving restricted stock awards shall not be entitled to dividends or voting rights for the restricted shares until such shares are fully vested. Upon termination of employment of a participant prior to the lapse of such restrictions, all shares of restricted stock then held by the participant will be forfeited unless otherwise provided by the Subcommittee. The Subcommittee may also make awards of unrestricted Common Stock to key eligible employees and advisors in recognition of outstanding achievements or contributions by such employees and advisors. The unrestricted stock awards may be issued for no cash consideration.

PERFORMANCE AWARDS

     The Subcommittee may grant performance awards to eligible employees and advisors. A performance award may consist of either (i) Common Stock or cash equivalent, or a combination of both, at the end of a performance period specified by the Subcommittee, or (ii) a fixed dollar amount payable in cash or shares, or a combination of both, at the end of a performance period specified by the Subcommittee. The Subcommittee determines the duration of the performance period and the conditions under which a performance will vest, including but not limited to attainment of specified performance goals, the appreciation in the fair market value of the Common Stock or the performance of the Company based on earnings. Unless otherwise determined by the Subcommittee at the time of the grant, no dividends will be paid during the performance period. Upon termination of employment or the advisory relationship for any reason during the performance period, the performance award will vest or be forfeited in accordance with the terms and conditions established by the Subcommittee.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the current federal income tax rules generally applicable to non-qualified stock options and incentive stock options.

NONQUALIFIED OPTIONS

     An optionee granted a NQSO realizes no taxable income at the time of the grant. Upon exercise, the optionee is deemed to receive compensation, taxable at ordinary income rates in an amount equal to the excess of the fair market value of the shares acquired on exercise over the option price. The amount of such income will constitute an addition to the optionee's tax basis in the optioned stock. The Company is entitled to a federal tax deduction at the same time and to the same extent that the optionee recognizes ordinary income. Sale of stock acquired through exercise of the NQSOs will result in capital gain or loss (long-term or short-term depending on the optionee's holding period).

INCENTIVE STOCK OPTIONS

     An optionee is not subject to Federal income tax upon either the grant or exercise of an ISO, however, the option spread on the exercise of an ISO is an adjustment in computing alternative minimum taxable income for the optionee in the year when the optionee exercises the option. If the optionee holds the shares of Common Stock acquired upon exercise for at least one year after issuance of the optioned shares and until at least two years after grant of the option, the optionee will not realize any ordinary income on the exercise but will be taxed at capital gains or loss rates upon the disposition of such stock. The Company is not permitted to take a federal income tax deduction. If the optionee sells the shares acquired under an ISO before the expiration of the requisite holding period, he or she will be deemed to have made a "disqualifying disposition" of the shares and will realize compensation income in the year of disposition equal to the lesser of the fair market value of the shares at exercise or the amount realized on their disposition over the option price of the shares. Any gain recognized upon a disqualifying disposition in excess of the ordinary income portion will constitute either short-term or long-term capital gain. In the event of a disqualifying disposition, the Company will be entitled to a federal tax deduction in the amount of the compensation income realized by the optionee.

STOCK APPRECIATION RIGHTS

     Upon the exercise of a stock appreciation right, the holder will realize ordinary income equal to the amount of the gain. This amount is generally treated as a tax deductible expense to the Company at the time of exercise.

RESTRICTED SHARES

     The recipient must recognize ordinary income equal to the fair market value of the Common Stock at the first time the Common Stock becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. The Company generally will be entitled to a deduction for the same amount at the time the recipient recognizes such income.

     The Plan presently provides for 1,000,000 shares of Common Stock to be available for issuance. At February 29, 2000, approximately 152,440 shares remained available. Management estimates that option grants to employees over the next three years will amount to approximately 2,000,000 shares, based on current option grant policies which are expected to continue. Accordingly, the Board of Directors has approved an amendment to the Plan which, if approved by the shareholders, would increase the number of shares available under the Plan by 2,000,000 additional shares, to a new total of 3,000,000 shares.

     The affirmative vote of the holders of a majority of the Company's Common Stock, present in person or by proxy at the Annual Meeting and entitled to vote is required to adopt the resolution. Proxies will be voted in favor of the resolution unless otherwise instructed by the shareholders. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as votes cast against the resolution provided such shares are properly present at the meeting in person or by proxy.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RESOLUTION TO AMEND THE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK THAT MAY BE ISSUED FROM 1,000,000 TO 3,000,000.

                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     The Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as the Company's independent public accountants for the year ending December 31, 2000. PricewaterhouseCoopers has been the independent accounting firm for the Company since 1996. Although not required by law, the Board of Directors is seeking shareholder ratification of this selection. The affirmative vote of a majority of shares voting at the Annual Meeting is required for ratification. If ratification is not obtained, the Board of Directors intends to continue the employment of PricewaterhouseCoopers at least through 2000. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2000.

                                 OTHER MATTERS

     The Board knows of no other matters which will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, it will require the affirmative vote of a majority of shares voting for approval.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock to file reports of ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, the Company believes that during 1999 all filing requirements were met, except for Timothy M. Mooney and Philip E. Beekman who each inadvertently filed one Form 4 late, reporting acquisitions of shares of Common Stock.

VOTING BY PROXY

     All proxy cards properly signed will, unless a different choice is indicated, be voted "FOR" election of all nominees for directors proposed by the Board of Directors, "FOR" the proposed resolution to amend the Plan to increase the authorized shares of Common Stock that may be issued from 1,000,000 to 3,000,000, and "FOR" ratification of the selection of independent public accountants.

     If any other matters come before the Annual Meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

SHAREHOLDER PROPOSALS

     Shareholders who desire to have proposals included in the notice for the Annual Meeting of Shareholders to be held in the Spring of 2001 must submit their proposals in writing by January 18, 2001 to the Company, Attention Julie
G. Lerner, Investor Relations, 1200 Carew Tower, 441 Vine Street, Cincinnati, Ohio 45202.

     The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in the Company's Proxy Statement and except for matters as to which adequate notice is received. For notice to be deemed adequate for the 2001 Annual Shareholders' Meeting, it must be received prior to February 26, 2001. If there is a change in the anticipated date of next year's Annual Shareholders' Meeting or in the notice deadline by more than 30 days, we will notify you of this change through our Form 10-Q filings.

April 12, 2000

                            Kendle International Inc.
                                1200 Carew Tower
                                 441 Vine Street
                             Cincinnati, Ohio 45202



PROXY       The undersigned hereby appoints Paul F. Ritter and Anthony L.
FOR         Forcellini, or either of them, proxies of the undersigned, each with
ANNUAL      the power of substitution, to vote all shares of Common Stock which
MEETING     the undersigned would be entitled to vote on the matters specified below and in their discretion with respect to such other business as may properly come before the Annual Meeting of Shareholders of Kendle International Inc. to be held on May 17, 2000 at 9:30 A.M.
            Eastern Time at the Rookwood Room at the Omni Netherlands Plaza
            Hotel, 35 West Fifth Street, Cincinnati, Ohio or at any adjournment of such Annual Meeting.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

     1. Authority to elect as directors the following six (6) nominees:

     Candace Kendle, Philip E. Beekman, Christopher C. Bergen, Robert R. Buck, Timothy M. Mooney, AND Charles A. Sanders

                                           [ ]  FOR              [ ]  WITHHOLD AUTHORITY

     WRITE THE NAME OF ANY NOMINEE(S) FOR WHOM AUTHORITY TO VOTE IS WITHHELD _______________________________

     2. To amend the Company's 1997 Stock Option and Stock Incentive Plan to increase the number of authorized shares of Common
        Stock.

                                           [ ] FOR            [ ]  AGAINST            [ ] ABSTAIN

     3. Ratify and approve the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2000.

                                           [ ] FOR            [ ]  AGAINST            [ ] ABSTAIN

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.
                   (This proxy is continued and is to be signed on the reverse side)

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 12, 2000 and the Proxy Statement furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.



       PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.


                                                Dated: __________________, 2000


                                                ________________________________
                                                           (Signature)




                                                ________________________________
                                                           (Signature)


                                                (Important: Please sign exactly
                                                as name appears hereon
                                                indicating, where proper,
                                                official position or
                                                representative capacity. In the
                                                case of joint holders, all
                                                should sign.)